MUTUAL RESCISSION AGREEMENT

THIS MUTUAL RESCISSION AGREEMENT (the “Agreement”) is entered into on this 23rd day of November, 2021 by and between Econic Crop Solutions, Inc., a company incorporated under the laws of Canada, (the “Seller”), and ZA Group, Inc., a company incorporated under the laws of the State of Florida, (the “Corporation”).

RECITALS:

WHEREAS, the Corporation entered into a Share Exchange Agreement with Seller on December 4, 2020 (the “SEA”); and

WHEREAS, the Corporation and Seller have determined that it is in their mutual best interest to rescind the SEA by and between the parties hereto not to proceed to final closing the SEA.

NOW, THEREFORE, in inconsideration of the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Upon execution of this Agreement by all parties hereto, the parties hereto mutually release and discharge each other from any future, present or past obligations to each other and from any and all actions, causes of actions, claims and demands, damages, costs, loss of service, expenses and compensation arising from the Corporation’s attempted acquisition of Seller.

Each party hereto does hereby covenant and agree to indemnify and hold harmless each other, their heirs, successors and assigns, from all claims and demands, costs, loss of service, expenses and compensation in any way growing out of said unconsummated acquisition and related transactions.

2.Each party hereto does hereby covenant and agree not to discuss, disclose, publish or disseminate each other’s proposed or existing business and other information including but not limited to information learned by each other from the said unconsummated acquisition and related transactions including consultants, agents, lawyers, shareholders, customers, suppliers, advisors, business associates, accountants or auditors and any other documents relating to the business and financial plans, customer or supplier information, initiatives, projects and strategic alliances undertaken or to be undertaken, information on shareholders including details of capital raising activities, communications, emails or other contact information, technical data and know‐how relating to both existing and proposed products and services, processes, methods and equipment, trade secrets, and business plans and practices without limitations, to any third party and will use their best efforts to maintain the secrecy of all information (the “Information”).

Each party hereto does hereby further covenant and agree not that they will not directly or indirectly use any Information in any manner whatsoever adverse in interest to the interests of the other party nor will any Information be disclosed to others unless the other party obtains the prior written authorization from party prior to making any disclosure in each instance.

3.Each party hereto shall not attempt, directly or indirectly, contact or negotiate with a confidential source or make use of any confidential Information without the prior written consent from the other party.

4.MISCELLANEOUS

a.The validity and interpretation of this Agreement and each clause and part thereof shall be governed by and construed in accordance with the laws and regulations of the State of Florida.

b.Throughout this Agreement, the singular shall include the plural, the plural shall include the singular, the masculine and the neuter shall include the feminine, wheresoever the context so requires.

c.This Agreement is the entire agreement of the parties and shall supersede any previously executed agreements and amendments between the parties relating to the subject matter whereof. Any amendments to this Agreement must be in writing and signed by the authorized representatives of all parties.

d.Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

e.Each party hereto represents and warrants that it has consulted with counsel of its own choosing for review and revisions to this Agreement and that each party has had sufficient time and opportunity to consult with its own counsel prior to execution of this Agreement.  Each Party expressly represents and warrants that it was not pressured nor unduly influenced into executing this Agreement.

f.Further Instruments. The parties shall execute and deliver any and all such other instruments and shall take any and all such other actions as may be reasonably necessary to carry the intent of this Agreement into full force and effect.

g.Resignation. In conjunction with this Agreement, Mr. Wade Eno shall tender his resignation from any and all positions held with the Corporation.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first written above.

CORPORATION

ZA GROUP, INC.

By:  /s/ John Morgan

    John Morgan, CEO

SELLER

ECONIC CROP SOLUTIONS, INC.

By:  /s/ Wade Eno

    Wade Eno, President/CEO